Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Cheer Holding, Inc. (the “Company”) of our report dated March 14, 2024 relating to the consolidated balance sheets of the Company as of December 31, 2023 (as amended) and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2023 (as amended), 2022 and 2021, which report appears in this annual report on Form 20-F for the years ended December 31, 2023 (as amended), 2022 and 2021.

We also consent to the reference of Assentsure PAC, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

Very truly yours,

/s/ Assentsure PAC

Singapore

July 22, 2024